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Exhibit 99.1

PRESS RELEASE

         CONTACT:
Daniel B. Platt, Chief Financial Officer
Tel: 619-652-4700
Fax: 619-652-4711
dbplatt@bpac.com

BURNHAM PACIFIC ANNOUNCES SALE OF TWO ASSETS
AND SETS PAYMENT DATE FOR LIQUIDATING DISTRIBUTION

        SAN DIEGO, CA, February 28, 2002—Burnham Pacific Properties, Inc. (NYSE: BPP) today announced that it has closed on the sale of two of its California retail assets to Developers Diversified Realty Corporation (NYSE: DDR) for approximately $15 million in cash and 2,512,778 shares of DDR common stock.

        In connection with the closing, the Company's Board of Directors also announced that it has authorized a liquidating distribution on each share of the Company's common stock, which will be payable on March 12, 2002 to all holders of record of the Company's common stock as of the close of business on the previously-announced record date of February 28, 2002, and which will consist of (1) $0.30 per share in cash and (2) 0.07525 of a share of DDR common stock. No fractional shares of DDR common stock will be distributed. Each record holder of the Company's common stock who would otherwise be entitled to receive a fraction of a share of DDR common stock will instead receive an amount in cash (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction of a share by $19.596.

        Under the purchase agreement with DDR, DDR purchased the Company's owned portion of 1000 Van Ness, which is a mixed-use property in downtown San Francisco containing 123,000 square feet of gross leaseable area. DDR also purchased the Hilltop Plaza Shopping Center, a 245,000 square foot open-air community shopping center, located along Interstate 80 in Richmond, California.

        This press release appears as a matter of public record only and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any such state or other jurisdiction. A registration statement relating to the shares of DDR common stock referred to herein has been filed with and has been declared effective by the Securities and Exchange Commission. A copy of the prospectus relating to these securities may be obtained by writing either to: Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or Burnham Pacific Properties, Inc., 110 West A Street, Suite 900, San Diego, California 92101, Attention: Corporate Secretary. A copy of the prospectus also is available to the public over the Internet at the SEC's website at www.sec.gov.

        Burnham Pacific Properties, Inc. is a real estate investment trust (REIT) that focuses on retail real estate. More information on Burnham may be obtained by visiting the Company's web site at www.burnhampacific.com.

—More—

        This news release contains forward-looking statements that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: the efficient distribution of shares of DDR common stock requires the assistance of third parties, including DDR's transfer agent, and there can be no assurance that material delays or inefficiencies will not arise in making the distribution as a result of such third parties; and we may not be able to complete the liquidation in a timely manner or realize proceeds from the sales of assets in amounts that will enable us to provide currently anticipated liquidating distributions to our stockholders.

        You should also read the risk factors that are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the risk factors that were disclosed in our Form 10-K that was filed with the SEC on April 3, 2001. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K and Proxy Statements, which may supplement, modify, supersede or update those risk factors. Holders of the Company's securities also are encouraged to read the prospectus relating to the DDR common shares, including the risk factors discussed therein.

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BURNHAM PACIFIC ANNOUNCES SALE OF TWO ASSETS AND SETS PAYMENT DATE FOR LIQUIDATING DISTRIBUTION